Exhibit 99.1

KULR TECHNOLOGY ANNOUNCES ACQUISITION OF VIBETECH AND LAUNCH OF REVOLUTIONARY VIBRATION REDUCTION SERVICE, KULR VIBE

●	Through the Acquisition, KULR Expands Itself as Vertically Integrated Energy Management Company Focused on Renewable Energy Solutions
●	Patented, Artificial Intelligence (AI) Driven Technology Provides Accurate Solutions to Advanced Mechanical Problems with Extreme Efficiency
●	KULR VIBE Provides Superior Vibration Elimination for Entire Spectrum of Aviation Platforms, Industrial Motors, And Wind Energy Farms for Significant Efficiency, Longevity and Energy Output Improvements

SAN DIEGO / GLOBENEWSWIRE / October 06, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a leading energy management platform accelerating the electrification of the circular economy, today announced its acquisition of VibeTech and the formal launch of KULR VIBE (“VIBE”), an AI driven vibration reduction solution.

KULR VIBE addresses one the most challenging issues with advanced machinery today; excessive energy robbing vibrations that are destructive to both the machinery and in many cases the operator. The KULR VIBE suite of technologies utilize proprietary sensor processes with advanced learning algorithms to both achieve precision balancing solutions, and successfully predict component failure based on its comprehensive database of vibration signatures. Its enhanced AI learning algorithms pinpoint areas where excess vibrations cause a loss of energy that can lead to system malfunctions, weakened performance, and maintenance issues.

The KULR VIBE suite of products and services have provided vibration analysis and mitigation to global companies across multiple industries and sectors. Advances in measurement and computing have allowed the KULR VIBE technologies to provide transformative, scalable solutions across aviation, transportation, renewable energy (wind), manufacturing, industrial, performance racing and autonomous aerial (drone) applications.

The innovative technology can be utilized as a standalone solution or be paired with existing track and balance technology to facilitate vibration reduction, achieve increased energy production, and reduce mechanical failures thereby extending platform life.

KULR is reimagining the very approach to an industry that has seen little technological advancement in nearly four decades to help companies unlock their full energy potential. This patented technology was invented by Norm Serrano, who joins the company as Senior Director, Vibe Control Technologies. Serrano, a pioneer in the track and balancing industry, has been a sought-after vibration reduction expert and helped develop the first automated system for tracking and balancing for the U.S. Airforce in the 1980’s. For over 40 years, Serrano and his team have provided solutions for the U.S. Department of Defense, leading Indy racing teams, and now clean energy companies to help cement their technology as the gold standard.

According to Fact.MR, an insights-driven global market intelligence company, the global vibration motor market is estimated at USD 6.5 Billion in 2022 and is forecast to reach USD 24.1 Billion by 2032, growing at a CAGR of 14.1% during 2022-2032.

“Vibrations are negative energy for machinery which at a minimum reduces the output potential and in excess can be catastrophic…..., KULR VIBE removes this concern,” said Keith Cochran, President and COO of KULR Technology Group. “Precise vibrational control is critical for high performance machines and systems to operate safely and achieve mission success which has been a core focus of KULR since our inception. With the acquisition of VibeTech, having Norm Serrano and his team join the company and now the launch of KULR VIBE, we’ve taken a major step expanding into a vertically integrated energy management company, accelerating the transition to circular electrification economy.”

“We are thrilled to join the visionary team of KULR and bring our decades of vibration reduction experience and solutions further into the marketplace,” said Norm Serrano, Senior Director, Vibe Control Technologies. “We've worked with everything from million-dollar advanced military helicopters for the Department of Defense to most of the world’s fastest high-performance racing cars, where precision and balance means the difference between winning and losing, along with life or death. Anything that has a motor or rotor needs to be continually rebalanced to remain efficient. KULR VIBE can make a great difference in the world, particularly now with the electrification movement where energy and balance optimization through better vibration control can make all the difference in commercial success and help deliver on the promise of new renewable energy solutions.”

Technical solutions are available through consulting, stand-alone as well as online (software as a service) offerings.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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Tom Colton or John Yi

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KULR@gatewayir.com

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KULR@gatewayir.com

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